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                                                        Exhibit 4.1

           THE PRUDENTIAL INSURANCE COMPANY OF AMERICA
                  c/o Prudential Capital Group
                       One Gateway Center
                   7-45 Raymond Boulevard West
                    Newark, New Jersey  07102

June 16, 1997


Stanley Furniture Company, Inc.
P. O. Box 30
Stanleytown, VA  24168

     Attention:  Douglas I. Payne, Vice President of Finance

     Re:  7.28% Senior Notes due 2004 and 7.57% Series A Senior
       Notes due 2005

Gentlemen:

Reference is made to the Note Agreements dated February 15, 1994 and June 29, 1995 (the "Note Agreements") between Stanley Furniture Company, Inc. (the "Company") and The Prudential Insurance Company of America ("Prudential"). Capitalized terms used herein without definition have the meanings ascribed to such terms in the Note Agreement.

Pursuant to the Company's request, Prudential hereby agrees as follows:

     1.  The definition of "Cumulative Amounts Available For
     Restricted Payment" shall be amended to read in its entirety as follows:

           "'Cumulative Amounts Available For Restricted Payments' shall mean for the period (taken as one accounting period) beginning on January 1, 1997, and ending as of the last day of the most recently completed fiscal quarter before any proposed Restricted Payment:

           (1)  $25,000,000; plus

           (2) 50% of the Consolidated Net Earnings or 100% of the Consolidated Net Loss, as the case may be, during such period; plus

           (3)  the total net cash proceeds received by the Company

         from the sale of its stock during such period; less

           (4) the aggregate amount of all Restricted Payments made during such period."

     2. Notwithstanding anything to the contrary contained in paragraph 6C(6), the Company may purchase shares of its common stock from Thomas H. Lee Company and affiliates.

If you are in agreement with the foregoing, please sign the form of acceptance on the enclosed counterpart of this letter and return it to the undersigned, whereupon this letter shall become a binding agreement between the Company and Prudential.

                                 Very truly yours,

                                 THE PRUDENTIAL INSURANCE COMPANY
                                  OF AMERICA

                                 By:/s/Robert Derrick
                                    Vice President

Acknowledged and agreed to this
24th day of June, 1997.

STANLEY FURNITURE COMPANY, INC.

By:/s/Douglas I. Payne
   Douglas I. Payne, Vice President
     of Finance